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Exhibit 10.43

PCF

Prime Corporate Finance Pty Limited
A.C.N. 089 188 063
Level 3, 8 Colin Street
West Perth, WA 6005
P.O. Box 425
West Perth, WA 6872
Telephone: 08-9486 7111
Facsimile: 08-9486 7011
Email: prime@primecf.com.au

12th April 2005

Mr. Mike Richings
President and CEO
Vista Gold Corp Limited
7961 Shaffer Parkway
Suite 5, Littleton
CO, USA 80127

Dear Mr. Richings

Re: Mt Todd

Further to our recent discussions in relation to the Mt Todd gold assets located in the Northern Territory, Australia, we have set out below a proposal for Prime Corporate Finance Pty Ltd ("'PCF") to assist Vista Gold Corporation Limited ("Vista Gold") with the possible acquisition of these gold assets.

1.     Background

        PCF has made some investigations with the Administrator of the Mt Todd gold assets (Ferrier Hodgson) with respect to the status of the Mt Todd Sale Process. PCF has also spoken with the Northern Territory (NT) government department (the Department for Business, Industry, Resources and Development or "DBIRD") which is responsible for managing the assets. PCF understands that the consent of the DBIRD is required before any sale or transfer of the Mt Todd assets can be approved.

        Ferrier Hodgson has informed PCF that they are in advanced negotiations with a small Australian exploration company. Ferrier Hodgson has indicated that should this company ("Junior") sign the current Sale Agreement, then they will recommend acceptance to the DBIRD. Ferrier Hodgson also said that they have been in discussions with this Junior since December 2004 and there was some doubt as to whether the Sale Agreement would be signed. Ferrier Hodgson expects to finalize the position of the Junior by Monday 11 April 2005.

        Following discussions with Mr. Bob Adams at the DBIRD, PCF believes that the Junior has made a modest offer to Ferrier Hodgson and that there is still some uncertainty with respect to the rehabilitation obligations attributable to the project. We believe these obligations to be between A$10 million and A$20 million from an order of magnitude basis.

        Mr. Adams was keen to solicit interest from another third party and indicated that the DBlRD would not necessarily be obliged to accept a recommendation from Ferrier Hodgson.

        PCF makes no representation as to the capacity for Vista Gold to overturn an offer accepted by Ferriers, however we believe that there is merit in progressing discussions with the DBIRD and Ferriers to either:

  1)
  Secure the Mt Todd gold assets (subject to satisfactory due diligence and Vista Gold board approval) at an acceptable price should the Junior withdraw from the Sale Process, or

  2)
  Investigate the potential to circumvent Ferriers recommendation through direct negotiation with the DBIRD (subject to satisfactory due diligence and Vista Gold board approval).

2.     Services

        PCF proposes to provide the following services to Vista Gold:

  a)
  Assist Vista Gold with its negotiations with the DBIRD and Ferrier Hodgson in relation to the possible acquisition of the Mt Todd gold assets, as required;

  b)
  Assist Vista Gold as required with the co-ordination and implementation of due diligence;

  c)
  Review documentation for Vista Gold as required;

  d)
  Provide such other services as required on a best endeavors basis.

3.     Fees

        PCF proposes a Finders Fee of US 100,000.00. The Finders Fee will be payable should:

  a)
  an offer from Vista Gold for the Mt Todd assets be accepted by DBIRD singularly or by Ferrier Hodgson and DBIRD jointly (or such other combination of authorities to the satisfaction of Vista Gold), and

  b)
  Financial close (settlement) is achieved to the satisfaction of Vista Gold.

        PCF proposes an hourly rate of US 225.00 to a maximum monthly cap of US 10,000.00 to cover work undertaken by PCF in accordance with the terms of this Assignment.

        The agreement as to the Finders Fee will have a term of twelve months from the date of the signing of this engagement letter between PCF and Vista Gold or such other date as is mutually agreed.

Invoicing

        PCF proposes that on a monthly basis until the end of the Assignment (beginning from the month end after commencement), an invoice would be provided to Vista Gold by PCF detailing:

  •
  hours completed by PCF in the preceding month;

  •
  by whom in the Project team;

  •
  a description of the work undertaken; and

  •
  out-of-pocket expenses (see below)

4.     Expenses

        All out-of-pocket expenses such as airfares, accommodation, external consulting fees (if applicable) and other expenses relevant to the completion of the Assignment will be to the account of Vista Gold. No out-of-pocket expenses, greater than US 500.00 for an individual expense, will be incurred by PCF in relation to this Assignment without the prior approval of Vista Gold.

        PCF's hourly rate includes all office costs such as copying, binding, telephone (excluding overseas), and facsimile (excluding overseas). It does not include travel and accommodation, special printing, binding or courier charges, which may be required as these would be treated as out-of-pockets expenses and would be subject to reimbursement.

5.     Other Services

        The above fees are fees in respect of the Assignment only. Should PCF assume further responsibilities as the Assignment proceeds, Vista Gold agrees to negotiate separate fees in good faith in respect of those matters at the time.

6.     Confidentiality and Non-reliance by Third Parties

        PCF will preserve and protect the confidentiality of any non-public confidential information obtained from Vista Gold in connection with the Assignment and will only use that information for the purposes of carrying out the Assignment or as Vista Gold may authorize.

        Confidentiality obligations will not apply to information, which has to be disclosed by law, pursuant to any requirement of a Court or governmental or regulatory agency or otherwise in connection with applicable litigation.

        Any advice that may be provided by PCF in connection with the Assignment is given solely for Vista Gold's benefit except as otherwise consented to by PCF in writing.

7.     Limitation

        In acting for Vista Gold in the role described above, PCF is reliant on Vista Gold to ensure that all relevant information is communicated to PCF to allow the Assignment to be completed. PCF requires in accordance with standard market practice, that as a condition of undertaking the Assignment, Vista Gold agrees to an indemnity.

        Vista Gold indemnifies PCF against losses which may arise from Vista's failure to communicate relevant information. PCF agrees that it will take all reasonable steps in regard to potential claims by third parties to mitigate such claims. The liability of PCF will be limited to the amount of fees paid or payable by Vista Gold to PCF. This indemnity and limitation will not apply if the losses are proven to be directly due to the gross negligence of PCF or to losses arising from the gross negligence, culpable negligence, recklessness, willful misconduct, fraud or bad faith of PCF.

8.     Spirit of this Engagement

        Should any of the matters contemplated by this letter take some presently unanticipated course, which nonetheless is to the advantage of Vista Gold, all parties agree to negotiate in good faith a basis of remuneration within the spirit of the above. All parties agree that should such a negotiation appear necessary, it will be undertaken as soon as practicable and that the revised agreement will be documented in a form similar to this letter.

9.     Term of Engagement

  (a)
  The initial term of the engagement, except with regard to the Finders Fee will be three months. The engagement maybe extended by any term agreed in writing by the parties.

  (b)
  The agreement automatically terminates in the event the mineral properties that are the subject of this agreement are sold or otherwise disposed of to a third party.

10.   Termination of Engagement

        This engagement may be terminated by Vista Gold or PCF at any time, with or without cause, upon written advice to that effect to the other party provided however that:

  (a)
  in the event of termination by Vista Go1d (unless such termination results from a breach by PCF of their obligations to Vista Gold), PCF will be entitled to fees and reimbursements payable under 3 above (depending on status of the Assignment at the time of termination); and

  (b)
  the provisions of this Section 10 and of Sections 4, 5, 6, 7, and 8 above shall survive such termination.

11.   Project Team

        PCF will conduct this assignment and any written or oral advice will be that of PCF itself and not that of officers of PCF nor of their related corporations. The persons principally involved will be Liam Twigger, John Glen and Jason Bontempo.

12.   Publicity

        PCF requests the consent of Vista Gold to include their role in the Assignment in marketing material (only to be circulated on a limited, confidential basis without both Mt Todd and Vista in the same reference) and should the Assignment become public knowledge, PCF requests the right to publicly acknowledge their role in the Assignment.

13.   Complete Agreement

        This engagement letter constitutes the complete agreement between the parties and no duties or obligations of PCF shall be implied. This engagement letter is intended to constitute a legally binding and enforceable obligation of Vista Gold.

14.   Applicable Law

        This agreement shall be governed in accordance with the laws of Australia and the parties to it submit to the exclusive jurisdiction of the Western Australian courts.

15.   Confirmation of Acceptance

        We trust that these arrangements are acceptable to you. Would you please indicate your acceptance by signing a copy of this letter and returning an original to PCF.

        We look forward very much to working with you towards a successful conclusion to the Assignment.

Yours sincerely
 Prime Corporate Finance Pty Lid

/s/ Liam Twigger Liam Twigger Director	/s/ John Glen John Glen Director

        Accepted for and on behalf of Vista Gold Corp Limited by an authorized signatory of the company:

Signature:	/s/ Michael B. Richings
Name:	Michael B. Richings
Title:	President & CEO
Date:	April 12, 2005

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  Exhibit 10.43